Exhibit 99.1



            METRO GLOBAL MEDIA, INC. 1999 FORM 10-KSB FILING DELAYED


--Cranston,  Rhode Island, September 14, 1999: Metro Global Media, Inc. (NASDAQ:
MGMA), an international multimedia and adult entertainment enterprise, today announced that it did not timely file its 1999 Annual Report on Form 10-KSB by September 13, 1999, as required by SEC Rule 12b-25. Due to its recent change in accounting firms, Metro has experienced delays in the start and completion of the annual audit of its financial statements. Metro also announced that it expects to report a loss from operations for its fiscal year ended May 31, 1999, primarily due to a material decrease in the revenues and operating income of its Fanzine subsidiary for the fourth quarter, as compared to the prior quarters of fiscal 1999, and to interest expense related to the valuations of warrants issued in the connection with debt primarily related to Metro's acquisition of Fanzine.

Metro further announced that it expects to restate its financial statements and reduce its earnings (loss) per share for fiscal 1998, 1997 and 1996 primarily due to recording of embedded interest related to Metro's convertible preferred stock and debentures, recalculation of amortization on Metro's film library and reclassification of a related party transaction.

      CONTACT:    Metro Global Media, Inc.
                  Jennifer St. Cyr, (888) 463-8764
                  www.METROGLOBAL.com